EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
David Almeida
Chief Financial Officer
Axsys Technologies, Inc.
(860) 257-0200
www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

•                  Annual Sales Increase 6.9% Over 2002

•                  Net Income Of $1.5 Million for the Quarter, $5.0 Million for the Year

•                  Backlog up 12.1% Over the Prior Year End and 14.1% Over Prior Quarter

ROCKY HILL, CONN. – February 17, 2004 – Axsys Technologies, Inc. (NASDAQ: AXYS), a global leader in the design, manufacture and distribution of precision opto-mechanical components and assemblies for the aerospace, defense and high-performance commercial markets, today announced results for the fourth quarter and year ended 2003.

Sales totaled $21.8 million in the quarter ended December 31, 2003, compared to $20.8 million in the fourth quarter of 2002, an increase of $1.0 million, or 4.8 percent. In the fourth quarter of 2003, Axsys reported net income of $1.5 million, or $0.31 per share, compared to net income of  $0.6 million, or $0.12 per share, in the quarter ended December 31, 2002. The net income for the fourth quarter of 2002 included a net loss from discontinued operations of $0.3 million, or ($0.07) per share.

The income tax provision for the fourth quarter of 2003 reflects only state income tax expense due to the utilization of $536,000 of the previously established federal tax valuation allowance. Pre-tax income in the fourth quarter of 2003 was $1.5 million. Pre-tax income from continuing operations in the fourth quarter of 2002 was $1.4 million, which included $0.2 million of income related to the reversal of a restructuring and special charge.

Sales within the Aerospace and Defense Group during the quarter totaled $12.6 million, an increase of 2.6 percent from the fourth quarter of 2002. Sales within the Commercial Products Group totaled $3.2 million, a 13.5 percent decrease from the fourth quarter of 2002. The Distributed Products Group’s sales totaled $6.0 million, representing a 25.4 percent increase from the fourth quarter of 2002.

Gross margin in the fourth quarter of 2003 was 27.1 percent, which compares favorably to a 26.4 percent gross margin reported for the same period in 2002. The gross margin improvement over the prior year is primarily the result of an increase in shipments of higher margin optical products within the Aerospace and Defense Group.

For the twelve-month period ended December 31, 2003, sales totaled $85.1 million, compared to $79.6 million in 2002, an increase of $5.5 million, or 6.9 percent. In 2003, Axsys reported pre-tax income of $5.2 million and net income of  $5.0 million, or $1.07 per share. Net income for the year reflects only state income tax expense due to the utilization of $1.8 million of the previously established valuation allowance. For the twelve months ended December 31, 2002, Axsys reported a net loss of $7.1 million dollars or ($1.50) per share. As previously reported, the net loss in 2002 included losses from discontinued operations, restructuring and special charges, an asset impairment charge related to the sale of Teletrac Inc., a significant income tax charge due to the establishment of a valuation allowance and income related to a change in accounting principle (see Schedule I for a pro-forma comparison of 2003 and 2002).

Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys, commented: “We are pleased with the financial performance of the business over the past year. With fourth quarter bookings in excess of $30 million and record backlog of $68.9 million, we have never been better positioned to enter a new year. As we look forward, we expect continued growth in the Aerospace and Defense Group, which is supported by the segment’s backlog of $51.3 million at the end of 2003. We will continue to focus on the national missile defense market, homeland security initiatives, unmanned vehicle applications and new weapons platforms within the Group. In our Commercial Products Group, we anticipate a recovery in the semiconductor market and expect to expand our market position within the health imaging market. We also believe that our fast steering mirror technology will be disruptive to existing galvanometer technology in markets that utilize lasers for material processing. Although it is difficult to accurately forecast future performance due to the impact in timing of any single large order and unforeseen changes in customer requirements, we anticipate that Axsys’ revenue growth in 2004 will be between 5-7%, with operating income growth estimated to be between 18-20%.”

Axsys’ management invites you to listen to our conference call or our live audio webcast on February 18, 2004, at 10 a.m. ET regarding fourth quarter of 2003 financial results. The domestic dial-in number is (888) 433-1657, the international dial-in number is (212) 676-5264 and the access number is 21182014. This call is being webcast by CCBN and can be accessed at Axsys Technologies’ Web site at www.axsys.com.

A replay of the conference call will begin at 1:00 p.m.  ET on February 18, 2004, and will be available until February 24, 2004, at 1:00 p.m.  ET. The replay can be accessed by dialing (800) 633-8284 or, outside the U.S., (402) 977-9140, with an access number of 21182014.  The webcast replay will be available until March 18, 2004.

Axsys Technologies, Inc. is a vertically integrated supplier of precision optical and motion control components and assemblies for high-technology applications, serving the aerospace, defense, semiconductor, graphic arts and health imaging markets. For more information, contact Axsys Technologies, Inc., at www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,197	$9,920
Short-term investments	6,983	—
Accounts receivable – net	10,197	10,068
Inventories – net	24,786	22,080
Income taxes – deferred and current	2,203	4,077
Other current assets	1,223	1,046
TOTAL CURRENT ASSETS	50,589	47,191
PROPERTY, PLANT AND EQUIPMENT – net	11,315	11,263
EXCESS OF COST OVER NET ASSETS ACQUIRED	3,600	3,600
OTHER ASSETS	1,341	318
TOTAL ASSETS	$66,845	$62,372

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,240	$3,108
Accrued expenses and other liabilities	7,955	9,285
Deferred income	4,546	3,115
Current portion of capital lease obligation	423	1,055
TOTAL CURRENT LIABILITIES	17,164	16,563

CAPITAL LEASES, less current portion	568	1,191

OTHER LONG-TERM LIABILITIES	5,215	5,525

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:

Common stock	47	47
Capital in excess of par	39,375	39,587
Accumulated other comprehensive loss	(39)	—
Retained earnings	5,750	752
Treasury stock	(1,235)	(1,293)
TOTAL SHAREHOLDERS’ EQUITY	43,898	39,093

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$66,845	$62,372

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2003	2002	2003	2002

Net sales	$21,840	$20,822	$85,109	$79,586
Cost of sales	15,914	15,329	62,036	59,454
Gross margin	5,926	5,493	23,073	20,132

Selling, general and administrative expenses	4,018	3,856	15,986	16,262
Research, development and engineering expenses	431	498	2,059	2,049
Restructuring and special charges	—	(221)	—	1,854
Operating income (loss)	1,477	1,360	5,028	(33)

Interest expense	(35)	(55)	(172)	(212)
Interest income	38	51	115	190
Other income, net	52	81	263	10
Income (loss) from continuing operations before tax and cumulative effect of change in accounting principle	1,532	1,437	5,234	(45)

Provision for income taxes	(69)	(565)	(236)	(2,969)
Income (loss) from continuing operations before cumulative effect of change in accounting principle	1,463	872	4,998	(3,014)
Loss from discontinued operations	—	(316)	—	(4,582)
Cumulative effect of change in accounting principle	—	—	—	535
Net income (loss)	1,463	$556	$4,998	(7,061)

BASIC INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.31	$0.19	$1.07	$(0.64)
Loss from discontinued operations	—	(0.07)	—	(0.97)
Cumulative effect of change in accounting principle	—	—	—	0.11
Total	$0.31	$0.12	$1.07	$(1.50)
Weighted average basic common shares outstanding	4,660	4,667	4,657	4,691

DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.31	$0.19	$1.06	$(0.64)
Loss from discontinued operations	—	(0.07)	—	(0.97)
Cumulative effect of change in accounting principle	—	—	—	0.11
Total	$0.31	$0.12	$1.06	$(1.50)
Weighted average dilutive common shares outstanding	4,770	4,680	4,716	4,691

SCHEDULE I

AXSYS TECHNOLOGIES, INC.

Pro-Forma Financial Information

Reconciliation to GAAP

(Unaudited, in thousands)

	For the Twelve Months Ended December 31,
	2003	2002

Income (loss) from continuing operations before tax and cumulative effect of change in accounting principle	$5,234	$(45)

Add back:
Relocation of OEM product lines (1)	—	1,053
Sale of Teletrac, Inc. (2)	—	1,009
Segment reorganization (3)	—	286
Adjusted income from continuing operations before tax and cumulative effect of change in accounting principle	5,234	2,303

Provision for income taxes (4)	(2,041)	(898)
Pro-forma income from continuing operations before cumulative effect of change in accounting principle	$3,193	$1,405

Adjusted basic operating income per share	$0.69	$0.30
Weighted average basic common shares outstanding	4,657	4,691

(1)          During the second quarter of 2002, the Santa Barbara, California facility was closed and several product lines were relocated to the Rochester Hills, Michigan facility.   The total charge included $136 in cost of sales, $358 in selling, general and administrative expenses and $559 in restructuring and special charges.

(2)          During the second quarter of 2002, Teletrac, Inc. (a wholly owned subsidiary) was sold to Storage Test Solutions in Colorado.  All costs were recorded as restructuring and special charges.

(3)          During the first quarter of 2002, Axsys reorganized its segments into the Aerospace and Defense Group, Commercial Products Group and Distributed Products Group.  All costs were recorded as restructuring and special charges.

(4)          The proforma effective tax rate for 2003 and 2002 is 39.0%.